Pricing Supplement dated May 30, 2006 (To Prospectus dated September 26, 2003 and Prospectus Supplement dated September 26, 2003)	Rule 424(b)(2)
File No. 333-108464
Cusip No.88319QJ61

Textron Financial Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series E-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Floating Rate

Issuer: Textron Financial Corporation

Principal Amount: $10,000,000	Initial Interest Rate: to be determined *
Agent's Discount or Commission: $10,000	Original Issue Date: June 2, 2006
Net Proceeds to Issuer: $9,990,000	Stated Maturity Date: June 2, 2008

Interest Category

[ X ] Regular Floating Rate Note
[ ] Floating Rate/Fixed Rate Note Fixed Rate Commencement Date: Fixed Interest Rate: %
[ ] Inverse Floating Rate Note [ ] Fixed Interest Rate: %

Interest Rate Basis or Bases:

[ ] CD Rate	[ ] Federal Funds Rate	[ ] Prime Rate
[ ] CMT Rate	[ X ] LIBOR	[ ] Other (see attached)
[ ] Commercial Paper Rate	[ ] Treasury Rate

If LIBOR:

[ ] LIBOR Reuters Page:
[ X ] LIBOR Telerate Page: 3750
LIBOR Currency: US$

If CMT Rate:

CMT Telerate Page: [ ]Telerate Page 7051 [ ]Telerate Page 7052 [ ]Weekly Average [ ]Monthly Average

Spread (+/-): +3 bps	Maximum Interest Rate: %
Spread Multiplier: N/A	Minimum Interest Rate: %
Index Maturity: 3 month
Initial Interest Reset Date: September 2, 2006

Interest Reset Dates: Quarterly, on the 2nd day of March, June, September and December
Interest Payment Dates: Quarterly, on the 2nd day of March, June, September and December
Interest Determination Dates: Two London business days prior to each Interest Reset Date
Regular Record Date(s):
Calculation Agent (if other than SunTrust Bank):

Day Count Convention:

[ X ] Actual/360 for the period from June 2, 2006 to June 2, 2008
[ ] Actual/Actual for the period from _______ to _______
[ ] 30/360 for the period from _______ to _______

Redemption:

[ X ] The Notes cannot be redeemed prior to the Stated Maturity Date.
[ ] The Notes can be redeemed prior to Stated Maturity Date.
Initial Redemption Date:
Initial Redemption Percentage: ____%
Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

[ X ] The Notes cannot be repaid prior to the Stated Maturity Date.
[ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s): Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: [	]	Yes	[ X ]	No
Issue Price:	%

Total Amount of OID:

Yield to Maturity:	%

Initial Accrual Period OID:

Agent:

[ ]   Merrill Lynch, Pierce, Fenner & Smith
                   Incorporated

[ ]   Banc of America Securities LLC

[ X ] Barclays Capital Inc.

[ ]   Citigroup Global Markets Inc.

[ ]   Credit Suisse First Boston LLC

[ ]   Deutsche Bank Securities Inc.

[ ] HSBC Securities (USA) Inc. [ ] J.P. Morgan Securities Inc. [ ] Tokyo-Mitsubishi International plc [ ] UBS Securities LLC [ ] Wachovia Securities Inc. [ ] Other: ____________________

Agent acting in the capacity as indicated below:

[ X ] Agent [ ] Principal

If as Principal:

[ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
[ ] The Notes are being offered at a fixed initial public offering price of ___% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed initial public offering price of 100% of the Principal Amount.

Other provisions:

The notes offered by this pricing supplement form a part of the same series as, and are fungible with, our outstanding notes due June 2, 2008 that were traded on May 24, 2006. Upon completion of this offering the aggregate principal amount of outstanding notes of this series will be $110,000,000.

* Initial Interest Rate will be set on June 2, 2006 as determined 2 London business days prior.

Terms are not completed for certain items above because such items are not applicable.

NY1 5094135v2

2